Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date: July 27, 2012

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc. (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced net income for the quarter ended June 30, 2012 of $1.3 million, an increase of $28 thousand, or 2%, compared to the same 2011 quarter. Progress in improving earnings occurred from producing further other income that covered the lower net interest income and additional provision for loan losses, impairment charge and other expenses, over the previous year’s second quarter. Earnings per share on a diluted basis for the quarter were $0.57 and $0.59 for the three months ended June 30, 2012 and 2011, respectively.

“We are very pleased with the 2nd quarter results. The results reflected continued improvement in operating results in a very challenging global and regional economic climate,” stated Daniel J. Santaniello, President and Chief Executive Officer. “The improvement in operating results is reflective of our continued success of executing upon our strategic plan, which focuses on adding new, and cross selling existing relationships, by offering outstanding customer service. The increase in non-interest income continued to be very strong through the 2nd quarter of 2012 as loan rates remained low and the Bank continued to be the consumer’s preferred residential mortgage lender within northeastern Pennsylvania.”

Net income for the six months ended June 30, 2012 was $2.6 million, an increase of $58 thousand, or 2%, compared to net income of $2.5 million for the same 2011 period. The current year-to-date period earnings improvement occurred from producing more other income, which more than off-set the declining net interest income and higher loan losses, impairment charges and other expense, compared to the prior year-to-date period. Earnings per share were $1.13 and $1.15 for the six months ended June 30, 2012 and 2011, respectively.

The Company’s assets contracted $11.0 million, or 2%, to total $595.7 million at June 30, 2012 from $606.7 million at December 31, 2011. The decline resulted primarily from the $5 million long-term debt pay off, a $3.7 million decline in deposit balances, principally interest-bearing, the $1.4 million reduction in repurchase agreements, a short-term borrowing, and paying $3.8 million of obligations from utilizing excess cash balances during the first half of 2012.

Net interest income declined 3% to $5.2 million for the quarter ended June 30, 2012 from $5.3 million recorded during the same quarter of 2011. The cost reductions, from lowering rates on interest-bearing liabilities plus removing negative leverage spreads linked to the flattening short-term interest rate environment, were waning. The cost savings were no longer enough to keep pace with either asset repricing, to significantly lower short- to mid-term interest rates, or asset growth, primarily at mid-term yields, both of which had the effect of reducing yield on earning assets. As a result, net interest income decreased $164 thousand, or 3% in the second quarter of 2012 compared to the year ago period. This decline with the $13.1 million growth in earning asset volume sent net interest margin down 20 basis points to 3.81% for the second quarter of 2012, compared to 4.01% for same 2011 period.

“This type of pressure on margin would normally lead banks to seek higher yields by investing in long-term assets, stated Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer. “We believe lower returns may be necessary over the near-term horizon, so we will be able to best serve our community as the economy turns positive.”

Net interest income decreased $284 thousand, or 3%, to $10.3 million for the six months ended June 30, 2012 from $10.6 million recorded during the same period of 2011. Net interest margin was 3.77% during the first half of 2012 compared to 4.03% during the first half of 2011, down 21 basis points from repricing activity and, more so, the $21.9 million increase in average earning assets.

The provision for loan losses was $600 thousand and $375 thousand for the second quarter ending June 30, 2012 and 2011, respectively. Provision for loan losses was $1.3 million for the six months ending June 30, 2012, as compared to $850 thousand for the same 2011 period. The allowance for loan losses was 1.91% of total loans at June 30, 2012, down from 2.00% at June 30, 2011.

Total other income recorded for the quarter ended June 30, 2012 was $1.9 million compared with $1.4 million for the same quarter in 2011. The increase in other income was primarily due to a surge in mortgage banking revenue from the $341 thousand added gains from the sale of loans and $144 thousand more service charges on loans for the quarter ended June 30, 2012, compared to the same 2011 period. Furthermore, fees from fiduciary trust services contributed $42 thousand more of other income.

Total other income for the six months ended June 30, 2012 was $4.0 million compared to $2.8 million for the same period in 2011. The revenue increase in the comparative periods resulted primarily from mortgage banking activity producing $490 thousand more gains from the sale of loans and $318 thousand added loan service charges, along with $245 thousand further gains from sale on investment securities, and $107 thousand added fees from fiduciary trust services for the six months ended June 30, 2012 compared to the same 2011 period.

Total other operating expenses were $4.7 million compared to $4.6 million for the quarters ending June 30, 2012 and 2011, respectively. The other operating expenses rose primarily from $98 thousand greater collection and ORE costs realized during the second quarter 2012.

Total other operating expenses increased $282 thousand, or 3%, to $9.4 million for the six months ending June 30, 2012 from $9.1 million in the same 2011 period. The other expense increase resulted primarily from the $236 thousand prepayment fee incurred on the early payoff of long-term debt in the 2012 year-to-date period.

Fidelity D & D Bancorp, Inc. serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 11 community banking office locations. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

Forward-Looking Statements

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

•	the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
•	the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet;
•	technological changes;
•	acquisitions and integration of acquired businesses;
•	the failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
•	volatilities in the securities markets;
•	deteriorating economic conditions
•	acts of war or terrorism; and
•	disruption of credit and equity markets.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	June 30, 2012	December 31, 2011
Assets
Total cash and cash equivalents	$22,791	$52,165
Investment securities	110,809	108,543
Federal Home Loan Bank Stock	3,339	3,699
Loans and leases	426,118	410,831
Allowance for loan losses	(8,151)	(8,108)
Premises and equipment, net	13,686	13,575
Life insurance cash surrender value	9,901	9,740
Other assets	17,243	16,297

Total assets	$595,736	$606,742

Liabilities
Non-interest-bearing deposits	$110,283	$96,155
Interest-bearing deposits	401,787	419,647
Total deposits	512,070	515,802
Short-term borrowings	8,106	9,507
Long-term debt	16,000	21,000
Other liabilities	2,997	6,809
Total liabilities	539,173	553,118

Shareholders' equity	56,563	53,624

Total liabilities and shareholders' equity	$595,736	$606,742

Average Year-To-Date Balances:	June 30, 2012	December 31, 2011
Assets
Total cash and cash equivalents	$44,157	$50,325
Investment securities	116,398	101,184
Loans and leases, net	411,858	403,704
Premises and equipment, net	13,685	14,188
Other assets	26,242	26,926

Total assets	$612,340	$596,327

Liabilities
Non-interest-bearing deposits	$108,480	$102,441
Interest-bearing deposits	413,641	406,568
Total deposits	522,121	509,009
Short-term borrowings and long-term debt	31,536	33,630
Other liabilities	3,310	3,290
Total liabilities	556,967	545,929

Shareholders' equity	55,373	50,398

Total liabilities and shareholders' equity	$612,340	$596,327

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun. 30, 2012	Jun. 30, 2011	Jun. 30, 2012	Jun. 30, 2011
Interest income
Loans and leases	$5,408	$5,893	$10,824	$11,828
Securities and other	583	704	1,219	1,320

Total interest income	5,991	6,597	12,043	13,148

Interest expense
Deposits	617	1,015	1,301	2,057
Borrowings and debt	221	265	475	540

Total interest expense	838	1,280	1,776	2,597

Net interest income	5,153	5,317	10,267	10,551

Provision for loan losses	600	375	1,300	850
OTTI - credit losses	31	-	136	75
Other income	1,903	1,398	3,959	2,811
Other expenses	4,678	4,620	9,391	9,110
Provision for income taxes	430	431	825	811
Net income	$1,317	$1,289	$2,574	$2,516

	Three Months Ended
	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011
Interest income
Loans and leases	$5,408	$5,415	$5,405	$5,673	$5,893
Securities and other	583	637	674	703	704

Total interest income	5,991	6,052	6,079	6,376	6,597

Interest expense
Deposits	617	684	763	852	1,015
Borrowings and debt	221	254	274	275	265

Total interest expense	838	938	1,037	1,127	1,280

Net interest income	5,153	5,114	5,042	5,249	5,317

Provision for loan losses	600	700	450	500	375
OTTI - credit losses	31	105	165	6	-
Other income	1,903	2,056	1,651	1,477	1,398
Other expenses	4,678	4,713	4,491	4,444	4,620
Provision for income taxes	430	395	385	449	431
Net income	$1,317	$1,257	$1,202	$1,327	$1,289

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011
Assets
Total cash and cash equivalents	$22,791	$65,681	$52,165	$76,126	$46,676
Investment securities	110,809	115,367	108,543	106,147	98,805
Federal Home Loan Bank Stock	3,339	3,514	3,699	3,894	4,099
Loans and leases	426,118	422,272	410,831	400,768	406,816
Allowance for loan losses	(8,151)	(8,320)	(8,108)	(7,960)	(8,144)
Premises and equipment, net	13,686	13,942	13,575	13,846	14,166
Life insurance cash surrender value	9,901	9,819	9,740	9,660	9,581
Other assets	17,243	17,005	16,297	19,213	16,685

Total assets	$595,736	$639,280	$606,742	$621,694	$588,684

Liabilities
Non-interest-bearing deposits	$110,283	$129,041	$96,155	$100,668	$98,751
Interest-bearing deposits	401,787	419,124	419,647	424,929	408,176
Total deposits	512,070	548,165	515,802	525,597	506,927
Short-term borrowings	8,106	17,238	9,507	18,005	8,007
Long-term debt	16,000	16,000	21,000	21,000	21,000
Other liabilities	2,997	2,900	6,809	5,010	2,404
Total liabilities	539,173	584,303	553,118	569,612	538,338

Shareholders' equity	56,563	54,977	53,624	52,082	50,346

Total liabilities and shareholders' equity	$595,736	$639,280	$606,742	$621,694	$588,684

Average Quarterly Balances:	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011
Assets
Total cash and cash equivalents	$32,037	$56,277	$53,814	$64,037	$44,364
Investment securities	118,721	114,076	112,554	103,624	98,646
Loans and leases, net	416,755	406,962	402,093	393,771	408,047
Premises and equipment, net	13,855	13,516	13,746	14,065	14,311
Other assets	26,680	25,801	26,688	26,464	27,052

Total assets	$608,048	$616,632	$608,895	$601,961	$592,420

Liabilities
Non-interest-bearing deposits	$109,785	$107,175	$99,973	$99,025	$108,882
Interest-bearing deposits	411,088	416,195	417,210	414,748	401,790
Total deposits	520,873	523,370	517,183	513,773	510,672
Short-term borrowings and long-term debt	27,954	35,117	35,114	33,707	29,180
Other liabilities	3,266	3,355	3,658	3,192	3,048
Total liabilities	552,093	561,842	555,955	550,672	542,900

Shareholders' equity	55,955	54,790	52,940	51,289	49,520

Total liabilities and shareholders' equity	$608,048	$616,632	$608,895	$601,961	$592,420

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011
Selected returns and financial ratios
Diluted earnings per share	$0.57	$0.56	$0.54	$0.59	$0.59
Dividends per share	$0.25	$0.25	$0.25	$0.25	$0.25
Yield on interest-earning assets (FTE)	4.41%	4.39%	4.39%	4.65%	4.94%
Cost of interest-bearing liabilities	0.77%	0.84%	0.91%	1.00%	1.19%
Net interest spread	3.64%	3.55%	3.48%	3.65%	3.75%
Net interest margin	3.81%	3.73%	3.67%	3.85%	4.01%
Return on average assets	0.87%	0.82%	0.78%	0.87%	0.87%
Return on average equity	9.47%	9.23%	9.01%	10.27%	10.44%
Efficiency ratio	64.54%	62.89%	65.35%	64.16%	67.08%
Expense ratio	1.84%	1.74%	1.88%	1.96%	2.19%

	Six Months Ended
	Jun. 30, 2012	Jun. 30, 2011
Diluted earnings per share	$1.13	$1.15
Dividends per share	$0.50	$0.50
Yield on interest-earning assets (FTE)	4.40%	4.98%
Cost of interest-bearing liabilities	0.80%	1.22%
Net interest spread	3.60%	3.76%
Net interest margin	3.77%	4.03%
Return on average assets	0.85%	0.86%
Return on average equity	9.35%	10.43%
Efficiency ratio	63.72%	66.27%
Expense ratio	1.80%	2.17%

Other data	Jun. 30, 2012		Mar. 31, 2012		Dec. 31, 2011		Sep. 30, 2011		Jun. 30, 2011
Book value per share	$24.69		$24.18		$23.78		$23.26		$22.70
Equity to assets	9.49%		8.60%		8.84%		8.38%		8.55%
Allowance for loan losses to:
Total loans	1.91%		1.97%		1.97%		1.99%		2.00%
Non-accrual loans	0.60	x	0.65	x	0.58	x	1.00	x	0.85	x
Non-accrual loans to total loans	3.16%		3.04%		3.40%		1.99%		2.36%
Non-performing assets to total assets	3.70%		3.32%		3.58%		2.43%		2.37%